Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Petrohawk Energy Corporation for the registration of 21,935,083 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2004, with respect to the consolidated financial statements of Beta Oil & Gas, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
April 25, 2005